Exhibit 8.1

Subsidiaries of PagSeguro Digital Ltd.

1.	PagSeguro Internet S.A. (Brazil)

2.	Boa Compra Tecnologia Ltda. (Subsidiary of PagSeguro Internet S.A.) (Brazil)

3.	NET+Phone Telecomunicações Ltda. (Subsidiary of PagSeguro Internet S.A.) (Brazil)

4.	BCPS Online Services, Lda (Subsidiary of PagSeguro Internet S.A.) (Portugal)

5.	R2Tech Informática Ltda. (Subsidiary of PagSeguro Internet S.A.) (Brazil)

6.	Netpos Serviços de Informática S.A. (Subsidiary of PagSeguro Internet S.A.) (Brazil)

7.	Tilix Digital Ltda. (Subsidiary of PagSeguro Internet S.A.) (Brazil)

8.	BIVACO Holding Ltda. (Subsidiary of PagSeguro Internet S.A.) (Brazil)

9.	Biva Serviços Financeiros Ltda. (Subsidiary of BIVACO Holding S.A.) (Brazil)

10.	Biva Securitizadora de Créditos Financeiros S.A. (Subsidiary of BIVACO Holding S.A.) (Brazil)

11.	Biva Correspondente Bancário Ltda. (Subsidiary of BIVACO Holding S.A.) (Brazil)

12.	BS Holding Financeira Ltda. (Brazil)

13.	BancoSeguro S.A. (Subsidiary of BS Holding Financeira Ltda.) (Brazil)

14.	Yamí Software & Inovação Ltda. (Subsidiary of PagSeguro Internet S.A.) (Brazil)

15.	RegistraSeguro S.A. (Subsidiary of PagSeguro Internet S.A.) (Brazil)